UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 11, 2009

CRESCENT BANKING COMPANY

(Exact name of registrant as specified in its charter)

Georgia	0-20251	58-1968323
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Caring Way, Jasper, Georgia	30143
(Address of principal executive offices)	(Zip Code)

(678) 454-2266

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement

On April 29, 2009, the board of directors of Crescent Bank and Trust Company (the “Bank”), a wholly-owned subsidiary of Crescent Banking Company (the “Company”), the Federal Deposit Insurance Corporation (the “FDIC”) and the Georgia Department of Banking and Financing (the “Georgia Department”), entered into an order (the “Order”), requiring the Bank to cease and desist from certain unsafe and unsound practices and to adopt a program of corrective action as a means of addressing the identified deficiencies. The Order became effective on May 11, 2009. The Order alleged that the Bank is: operating with a board of directors that has failed to provide adequate supervision over and direction to the management of the Bank; operating with management whose policies and practices are detrimental to the Bank and jeopardize the safety of its deposits; operating with marginally adequate equity capital and reserves in relation to the volume and quality of assets held by the Bank; operating with an excessive level of adversely classified items; operating with inadequate provisions for liquidity and funds management; operating with hazardous loan underwriting and administration practices; operating in such a manner as to produce operating losses; and operating in apparent violation of certain laws, regulations and/or statements of policy.

The Order requires that the Bank implement a number of actions, including: developing a written analysis and assessment of the Bank’s management and staffing needs; increasing the board of directors’ participation in the Bank’s affairs; and having and retaining qualified management, including a chief executive officer responsible for the supervision of the lending function and a senior lending officer with experience in upgrading a low quality loan portfolio. The Order further requires the Bank to: increase its capital so that it has a minimum Tier 1 Capital Ratio of 8.0% and a minimum Total Risk Based Capital Ratio of at least 10.0% within 120 days of the effective date of the Order; eliminate certain classified assets not previously collected or charged-off; reduce risk exposure with respect to certain problem assets; cease the extension of additional credit to certain borrowers; implement a plan to improve the Bank’s lending practices; implement a plan for reducing credit concentration; establish and maintain a policy to ensure the adequacy of the allowance for loan losses; formulate and implement a plan to improve earnings; implement an assets/liability management policy; develop and implement a written liquidity contingency funding plan; obtain a waiver from the FDIC prior to accepting, renewing or rolling over brokered deposits; review and implement Bank Secrecy Act compliance; and eliminate or correct all apparent violations of law. The Bank’s board of directors consented to the Order without admitting to or denying any of these allegations.

These findings were the result of a regulatory examination of the Bank that was completed in July 2008 and are based upon the Bank’s June 30, 2008 financial information. Prior to receiving the Report of Examination from the FDIC and the related Order in April 2009, the Bank’s management had already begun to undertake a process to address many of the deficiencies that were cited in the Order. In October 2008, the board of directors of the Company and the Bank proactively adopted a self-imposed “Action Plan” to address many of the challenges that the Company and the Bank are facing. Under the Action Plan, the Bank has improved its liquidity position, aggressively recognized and reserved for troubled assets, reduced its concentrations in development and construction loans, reduced overhead, started strategic initiatives to increase transaction deposits, implemented a plan to reduce wholesale and broker deposits and conducted an outside assessment of management and staffing levels.

In addition, the Bank’s board of directors has created a Directors Committee to ensure that all of the deficiencies noted in the Order are being addressed in a timely and effective manner. Pursuant to the Order, the Bank is required to provide a quarterly report to the Georgia Department and the FDIC reflecting its progress status towards full compliance with the Order.

The Order does not affect the Bank’s ability to continue to conduct its banking business with customers in a normal fashion. Bank products and services, hours of operation, Internet banking and ATM usage will all be unaffected, and the Bank’s deposits will remain insured by the FDIC to the maximum allowed by law.

The summary description of the Order set forth in this Item 1.01 is qualified in its entirety by the actual Order, which pursuant to General Instruction F to the Securities and Exchange Commission’s Current Report on Form 8-K, is attached to this Report as Exhibit 10.1, and is incorporated into this Item 1.01 by this reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 15, 2009, the Company’s board of directors adopted an amendment (the “Amendment”) to Section 2.2 of Article Two of the Company’s Amended and Restated Bylaws. The purpose of the Amendment is to provide that the annual meeting of the shareholders of the Company may be held on a date and at a time to be determined by the Company’s board of directors. Previously, the Company’s Amended and Restated Bylaws required that the Company’s annual meetings of shareholders be held no later than April 30 each year.

Pursuant to General Instruction F to the Securities and Exchange Commission’s Current Report on Form 8-K, the Amendment is attached to this Report as Exhibit 3.1, and is incorporated into this Item 1.01 by this reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
3.1	Amendment No. 1 to the Amended and Restated Bylaws of Crescent Banking Company, effective May 15, 2009.

10.1	Order to Cease and Desist by and among Crescent Bank and Trust Company, the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESCENT BANKING COMPANY

	By:	/s/ J. Donald Boggus, Jr.
J. Donald Boggus, Jr.
President and Chief Executive Officer

Date: May 15, 2009

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Amendment No. 1 to the Amended and Restated Bylaws of Crescent Banking Company, effective May 15, 2009.

10.1	Order to Cease and Desist by and among Crescent Bank and Trust Company, the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance.